Exhibit 99.1

Daseke, Inc. Announces Third Quarter 2017 Earnings

ADDISON, TEXAS — November 9, 2017 — Daseke, Inc. (NASDAQ: DSKE,  DSKEW), the largest owner and a leading consolidator of flat bed and specialized transportation solutions in North America, today announced earnings results for the 2017 third quarter.

Highlights

•	Improved third quarter 2017 revenue by 32.8 percent year over year, and 17.2 percent over second quarter 2017 revenue.
•	Completed an underwritten public offering of 5.7 million shares of common stock, generating net proceeds of approximately $63.6 million.
•

Acquired two operating companies during the quarter to advance the company’s consolidation strategy and expand its end markets with the ability to ship high security cargo, and the Department of Defense has become a top ten customer.

•	Acquisition pipeline remains robust for continued execution of consolidation growth strategy.

Daseke expects to achieve its 2017 pro forma Adjusted EBITDA target of $140 million.1

Revenue for the quarter was $231.3 million compared with $174.1 million for the same period in 2016. Revenue for the third quarter of 2017 increased 32.8 percent year over year and improved 17.2 percent sequentially over 2017 second quarter revenue of $197.3 million.

Net income was $50,000 for the third quarter of 2017, compared with net loss of $1.3 million for the prior year and a net loss of $4.1 million for the second quarter of 2017. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure, was $27.0 million for the third quarter of 2017, compared with $25.0 million for the year-ago period. Adjusted EBITDA increased 8 percent year over year, and improved 11 percent sequentially over the Adjusted EBITDA totals from $24.3 million in the 2017 second quarter.

Acquisitions

During the quarter, Daseke completed the acquisition of two companies.  The Steelman Companies, which was discussed in the second quarter 2017 earnings announcement, and R&R Trucking, a leading specialized transporter of defense and commercial high security cargo.

12017 pro forma Adjusted EBITDA will be calculated by adding Daseke’s actual 2017 Adjusted EBITDA and the Adjusted EBITDA of any acquired business during 2017 for the period beginning on January 1, 2017 and ending on the acquisition date.

The addition of R&R Trucking expands the company’s product offerings to include transporting the nation's most sensitive cargo for the Department of Defense and the Department of Energy.  This marks Daseke’s fourth acquisition since May 1, 2017.  Based on the 2016 financial results, the combined 2016 estimated revenue and Adjusted EBITDA of the four companies acquired in 2017 totals $218 million and  $26 million, respectively.2 3

Approximately 61 percent of the combined revenue of the companies acquired this quarter is estimated to be asset-light or logistics related.

Management Comments

 “Revenues and adjusted EBITDA for the 2017 third quarter increased year over year, and the company posted positive net income for the quarter,” said Scott Wheeler, executive vice president and CFO.  “We believe these results present an accurate snapshot of our performance trend and growth.”

“Our third quarter adjusted EBITDA of $27.0 million included a  $5.7 million negative impact related primarily to costs associated with Hurricanes Irma and Harvey and, to a lesser extent, lower tractor utilization from an increase in unseated trucks,” Wheeler said.

Don Daseke, chairman, president and CEO, added, “While the hurricane impact was a one-time event, we are proactively addressing the competitive driver recruiting market by offering enhanced driver incentives, including a pay increase and stock incentives.  In our industry, professional truck drivers truly are the heart and soul of everything we do.  We  intend to be the employer of choice for drivers, just as we are the carrier of choice for our blue-chip customers.

“This quarter R&R Trucking joined the Daseke family. The addition of R&R increases our footprint with additional terminals and adds another transportation capability within our company,” he said.  “R&R is one of the very few companies in the United States approved to provide transportation services for the Department of Defense and the Department of Energy.  They are also approved by the Department of Defense to own and operate high security terminals.

“We also added The Steelman Companies during the quarter.  The Steelman Companies boast 26 years of operating history in the flatbed and heavy haul freight segments and provide an excellent complement to our existing family of Daseke companies, enhancing our geographic service areas, providing large-scale industrial warehousing operations and giving Daseke a stronger presence in the powersports and heavy haul markets.

2Based on the acquired companies’ internally prepared financial statements. Does not give effect to synergies.

3Net income of $2.2million plus: depreciation and amortization of $20.4 million, interest of $2.2million, taxes of $1.2 million and acquisition-related transaction expenses of $0.3 million results in Adjusted EBITDA of $26.3million.

“Our opportunity pipeline continues to offer significant prospects to enable our push to consolidate this highly fragmented $133 billion industry,” Daseke said.  “Even though we have had significant challenges, including lower utilization from unseated trucks, a choppy specialized market and the short-term but significant impact of the two hurricanes, we are reiterating our 2017 pro forma Adjusted EBITDA target of $140 million, after giving effect to acquisitions made during 2017.”

Financing Developments

During the quarter, the company announced the completion of an underwritten offering of shares of Daseke common stock at $12.00 per share.  The sale was comprised of 5,675,967 shares on behalf of the company and 409,833 shares on behalf of certain stockholders. Total net proceeds (after underwriting discounts and commissions but before estimated offering expenses) was approximately $63.6 million to the Company and approximately $4.6 million to the selling stockholders. The proceeds from the offering are expected to be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment or refinancing or the financing of possible future acquisitions. The Company did not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Daseke also finalized an amendment to its Term Loan Agreement during the quarter.  The successful completion of this temporary amendment allows the company to capitalize on growth initiatives by providing the company with the financial flexibility to act quickly and decisively as acquisition opportunities become actionable.

Segment Results

Third quarter 2017 revenue for the Flatbed Segment improved 8.4 percent to $85.6 million compared with $79.0 million for the 2016 period.  Operating income for the third quarter of 2017 was $4.8 million, a 25.3 percent increase from operating income of $3.8 million for the same period last year. Total miles for Flatbed Solutions during the 2017 third quarter were 36.6 million, compared with 37.8  million miles reported for the same period last year.

The Company’s Specialized Segment posted revenue of $147.6 million for the 2017 third quarter, and $96.5 million for the year-ago period, an increase of 53 percent. Third quarter operating income for the segment was $7.2 million compared with $5.7 million for the 2016 third quarter, an increase of 24.7 percent.  Total miles for the Specialized Solutions segment were 38.9 million for the third quarter of 2017, an increase of 60.5 percent over the third quarter 2016 total of 24.3 million miles.

Conference Call

Daseke will host a conference call and webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to review third quarter fiscal 2017 earnings results. The call will be hosted by Don Daseke, chairman, president and CEO, and Scott Wheeler, director, executive vice president and CFO.

Interested individuals may join the teleconference by dialing (855) 242-9918 and providing the conference ID 88305217. International callers may join the call by dialing (414) 238-9803. The live audio webcast can be accessed through the Investors section of Daseke's website: investor.daseke.com.  The information to be discussed during the teleconference (including the investor presentation) may be found on the Investors section of the company’s website in advance of the call.

A telephonic replay of the conference call will be available through 1:00 p.m. Central time (2:00 p.m. Eastern) on November 23, 2017. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and reference the conference ID 88305217. An archived webcast of the conference call can be accessed through the company's website approximately two hours after the end of the call.

About Daseke, Inc.

Daseke, Inc. is a leading consolidator and the largest owner of flatbed and specialized transportation solutions in North America.  Daseke offers comprehensive, best-in-class services to some of the world’s most respected industrial shippers through their experienced people, over 3,800 tractors, over 8,200 flatbed and specialized trailers and more than a million square feet of industrial warehousing space.

Use of Non-GAAP Financial Measures

This news release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDAR, free cash flow and adjusted operating ratio. Other companies in Daseke’s industry may define these non- GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non-GAAP measures to compare the performance of those companies to Daseke’s performance. Daseke’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP and instead relies primarily on Daseke’s GAAP results and uses non-GAAP measures supplementally.

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) stock-based compensation, (vi) non-cash impairments, (vii) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (viii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (ix) withdrawn initial public offering-related expenses, and (x)

expenses related to the business combination that was consummated in February 2017 and related transactions. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges and free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales).

Daseke’s board of directors and executive management team use Adjusted EBITDA and Adjusted EBITDAR as key measures of its performance and for business planning. Adjusted EBITDA and Adjusted EBITDAR assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because they remove from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA and Adjusted EBITDAR also allows Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure.

Adjusted EBITDAR is used to view operating results before lease charges as these charges can vary widely among trucking companies due to differences in the way that trucking companies finance their fleet acquisitions. Daseke’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its management for that purpose.

Daseke believes its presentation of Adjusted EBITDA and Adjusted EBITDAR is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA and Adjusted EBITDAR are not substitutes for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA and Adjusted EBITDAR. Certain items excluded from Adjusted EBITDA and Adjusted EBITDAR are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Adjusted EBITDA, Adjusted EBITDAR should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke’s board of directors and executive management team use free cash flow to assess the Company’s performance and ability to fund operations and make additional investments. Free cash flow represents the cash that its business generates from operations, before taking into account cash movements that are non- operational. Daseke believes its presentation of free cash flow is useful because it is one of several indicators of Daseke’s ability to service debt, make investments and/or return capital to its stockholders. Daseke also believes that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although Daseke’s measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke defines adjusted operating ratio as (a) total operating expenses (i) less fuel surcharges, acquisition- related transaction expenses, non-cash impairment charges and withdrawn initial public offering-related expenses and (ii) further adjusted for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense), as a percentage of (b) total revenue excluding fuel surcharge revenue.

Daseke’s board of directors and executive management team view adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of Daseke’s performance. Daseke believes fuel surcharge is often volatile and eliminating the impact of this source of revenue (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses enhances the comparability of its performance between periods.

Daseke believes its presentation of adjusted operating ratio is useful because it provides investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating profitability. However, adjusted operating ratio is not a substitute for, or more meaningful than, operating ratio, operating margin or any other measure derived solely from GAAP measures, and there are limitations to using non-GAAP measures such as adjusted operating ratio. You can find the reconciliation of these non-GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non-GAAP Measures tables below. We have not reconciled non-GAAP forward looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Forward‐Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, general economic risks (such as downturns in customers’ business cycles and disruptions in capital and credit markets), driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to recognize the anticipated benefits of recent acquisitions, our ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, our ability to generate sufficient cash to service all of our indebtedness, restrictions in our existing and future debt agreements, increases in interest rates, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see our filings with the Securities and Exchange Commission (the “SEC”), available at www.sec.gov,  including Hennessy Capital Acquisition Corp. II’s definitive proxy statement dated February 6, 2017, particularly the section “Risk Factors—Risk Factors Relating to Daseke’s Business and Industry,” and Daseke’s Current Report on Form 8-K/A, filed with the SEC on March 16, 2017, and amended on May 4, 2017.

-tables follow-

Daseke, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$112,510	$3,695
Accounts receivable, net of allowance of $382 and $321 at September 30, 2017 and December 31, 2016, respectively	106,081	54,177
Drivers' advances and other receivables	2,809	2,632
Current portion of net investment in sales-type leases	6,022	3,516
Parts supplies	4,365	1,467
Income tax receivable	111	719
Prepaid and other current assets	20,321	13,504
Total current assets	252,219	79,710

Property and equipment, net	369,199	318,747
Intangible assets, net	77,541	71,653
Goodwill	139,889	89,035
Other long-term assets	18,573	11,090
Total assets	857,421	570,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding in excess of bank balances	1,479	1,166
Accounts payable	12,493	4,788
Accrued expenses and other liabilities	24,660	16,104
Accrued payroll, benefits and related taxes	12,027	7,835
Accrued insurance and claims	10,248	9,840
Current portion of long-term debt	26,514	52,665
Total current liabilities	87,421	92,398

Line of credit	—	6,858
Long-term debt, net of current portion	395,841	208,372
Deferred tax liabilities	114,900	92,815
Other long-term liabilities	1,342	286
Subordinated debt	—	66,443
Total liabilities	599,504	467,172

Commitments and contingencies (Note 15)

Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued and liquidation preference $65,000	65,000	—
Series B convertible preferred stock, $0.01 par value; 75,000 shares authorized; 0 and 64,500 shares issued and outstanding at September 30, 2017 and December 31, 2016	—	1
Common stock (par value $0.0001 per share); 250,000,000 shares authorized, 44,480,232 and 20,980,961 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	4	1
Additional paid-in-capital	222,102	117,807
Accumulated deficit	(30,221)	(14,694)
Accumulated other comprehensive income (loss)	1,032	(52)
Total stockholders’ equity	257,917	103,063
Total liabilities and stockholders’ equity	857,421	570,235

Daseke, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Freight	$171,245	$135,415	$446,454	$398,466
Brokerage	34,198	25,977	83,723	68,358
Logistics	7,871	—	10,571	—
Fuel surcharge	18,008	12,756	48,331	34,562
Total revenue	231,322	174,148	589,079	501,386

Operating expenses:
Salaries, wages and employee benefits	64,955	49,298	174,253	149,861
Fuel	24,734	17,296	64,423	49,076
Operations and maintenance	35,132	27,874	86,332	72,933
Communications	539	370	1,491	1,208
Purchased freight	61,598	42,541	148,945	120,501
Administrative expenses	8,619	5,221	24,019	17,711
Sales and marketing	488	435	1,425	1,280
Taxes and licenses	2,963	2,268	7,855	6,946
Insurance and claims	6,351	5,065	15,516	13,648
Acquisition-related transaction expenses	773	—	2,255	18
Depreciation and amortization	19,805	16,998	53,758	50,515
(Gain) loss on disposition of revenue property and equipment	(339)	(495)	(513)	158
Impairment	—	1,195	—	1,195
Total operating expenses	225,618	168,066	579,759	485,050
Income from operations	5,704	6,082	9,320	16,336

Other (income) expense:
Interest income	(76)	(4)	(130)	(40)
Interest expense	8,624	6,724	21,064	17,521
Write-off of unamortized deferred financing fees	—	—	3,883	—
Other	(32)	(64)	(247)	(266)
Total other expense	8,516	6,656	24,570	17,215

Income (loss) before provision (benefit) for income taxes	(2,812)	(574)	(15,250)	(879)
Provision (benefit) for income taxes	(2,862)	683	(3,448)	607
Net income (loss)	50	(1,257)	(11,802)	(1,486)

Other comprehensive income:
Unrealized income (loss) on interest rate swaps	—	61	52	(1)
Foreign currency translation adjustments	526	—	1,032	—
Comprehensive income (loss)	576	(1,196)	(10,718)	(1,487)

Net income (loss)	50	(1,257)	(11,802)	(1,486)
Less dividends to Series A convertible preferred stockholders	(1,225)	—	(2,919)	—
Less dividends to Series B convertible preferred stockholders	—	(1,243)	(806)	(3,729)
Net loss attributable to common stockholders	$(1,175)	$(2,500)	$(15,527)	$(5,215)

Net loss per common share:
Basic and Diluted	$(0.03)	$(0.12)	$(0.45)	$(0.25)
Weighted-average common shares outstanding:
Basic and Diluted	39,359,523	20,980,961	34,790,861	20,980,961

Dividends declared per Series A convertible preferred share	$1.91	$—	$2.59	$—
Dividends declared per Series B convertible preferred share	$—	$18.75	$12.50	$18.75

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Three Months Ended September 30,
					Increase
	2017		2016		(Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE (1) :
Freight	$67,807	79.2	$64,281	81.4	$3,526	5.5
Brokerage	9,385	11.0	7,410	9.4	1,975	26.7
Logistics	—	—	—	—	—	*
Fuel surcharge	8,400	9.8	7,284	9.2	1,116	15.3
Total revenue	85,592	100.0	78,975	100.0	6,617	8.4

OPERATING EXPENSES (1) :
Total operating expenses	80,837	94.4	75,181	95.2	5,656	7.5
Operating ratio	94.4%		95.2%
Adjusted operating ratio (2):	93.5%		93.9%
INCOME FROM OPERATIONS	$4,755	5.6	$3,794	4.8	$961	25.3

OPERATING STATISTICS:
Total miles	36,646,345		37,767,726		(1,121,381)	(3.0)
Company-operated tractors	1,144		1,162		(18)	(1.5)
Owner-operated tractors	469		441		28	6.3
Number of trailers	2,881		2,842		39	1.4

* Indicates not meaningful

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company's consolidated results.
(2)

Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and reconciliation of adjusted operating ratio to operating ratio, see "Non-GAAP Financial Measures."

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

Nine Months Ended September 30,

	2017		2016		Increase (Decrease)
	$	%	$	%	$	%
REVENUE (1) :
Freight	$200,670	79.1	$194,855	82.2	$5,815	3.0
Brokerage	27,979	11.0	22,482	9.5	5,497	24.5
Logistics	—	—	—	—	—	*
Fuel surcharge	25,145	9.9	19,832	8.4	5,313	26.8
Total revenue	253,794	100.0	237,169	100.0	16,625	7.0

OPERATING EXPENSES (1) :
Total operating expenses	238,839	94.1	223,128	94.1	15,711	7.0
Operating ratio	94.1%		94.1%
Adjusted operating ratio (2):	93.1%		92.2%
INCOME FROM OPERATIONS	$14,955	5.9	$14,041	5.9	$914	6.5

OPERATING STATISTICS:
Total miles	112,318,418		114,115,490		(1,797,072)	(1.6)
Company-operated tractors	1,158		1,173		(15)	(1.3)
Owner-operated tractors	454		442		12	2.7
Number of trailers	2,916		2,877		39	1.4

* Indicates not meaningful

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2)

Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and reconciliation of adjusted operating ratio to operating ratio, see “Non-GAAP Financial Measures.”

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Three Months Ended September 30,
					(Decrease)
	2017		2016		Increase
(Dollars in thousands)	$	%	$	%	$	%
REVENUE (1) :
Freight	$105,137	71.2	$72,367	75.0	$32,770	45.3
Brokerage	24,852	16.8	18,579	19.2	6,273	33.8
Logistics	7,886	5.3	—	—	7,886	*
Fuel surcharge	9,756	6.6	5,588	5.8	4,168	74.6
Total revenue	147,631	100.0	96,534	100.0	51,097	52.9

OPERATING EXPENSES (1) :
Total operating expenses	140,472	95.2	90,795	94.1	49,677	54.7
Operating ratio	95.2%		94.1%
Adjusted operating ratio (2):	92.6%		91.2%
INCOME FROM OPERATIONS	$7,159	4.8	$5,739	5.9	$1,420	24.7

OPERATING STATISTICS:
Total miles	38,948,331		24,266,511		14,681,820	60.5
Company-operated tractors	1,638		1,109		529	47.7
Owner-operated tractors	408		236		172	72.9
Number of trailers	4,813		3,394		1,419	41.8

* Indicates not meaningful

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company's consolidated results.
(2)

Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and reconciliation of adjusted operating ratio to operating ratio, see "Non-GAAP Financial Measures."

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Nine Months Ended September 30,
					Increase
	2017		2016		(Decrease)
	$	%	$	%	$	%
REVENUE (1) :
Freight	$250,255	73.5	$206,641	77.2	$43,614	21.1
Brokerage	55,820	16.4	45,986	17.2	9,834	21.4
Logistics	10,594	3.1	—	*	10,594	*
Fuel surcharge	23,620	6.9	15,024	5.6	8,596	57.2
Total revenue	340,289	100.0	267,651	100.0	72,638	27.1

OPERATING EXPENSES (1) :
Total operating expenses	327,533	96.3	252,962	94.5	74,571	29.5
Operating ratio	96.3%		94.5%
Adjusted operating ratio (2):	94.0%		92.5%
INCOME FROM OPERATIONS	$12,756	3.7	$14,689	5.5	$(1,933)	(13.2)

OPERATING STATISTICS:
Total miles	94,967,882		74,273,172		20,694,710	27.9
Company-operated tractors	1,382		1,091		291	26.7
Owner-operated tractors	294		241		53	22.0
Number of trailers	4,100		3,332		768	23.0

* Indicates not meaningful

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2)

Adjusted operating ratio is not a recognized measure under GAAP. For a definition of adjusted operating ratio and reconciliation of adjusted operating ratio to operating ratio, see “Non-GAAP Financial Measures.”

Daseke, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(Unaudited, In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$50	$(1,257)	$(11,802)	$(1,486)
Depreciation and amortization	19,805	16,998	53,758	50,515
Interest income	(76)	(4)	(130)	(40)
Interest expense	8,624	6,724	24,947	17,521
Income tax provision (benefit)	(2,862)	683	(3,448)	607
Acquisition-related transaction expenses	773	16	2,255	289
Impairment	—	1,195	—	1,195
Stock based compensation	663	-	1,201	—
Merger transaction expenses
Withdrawn initial public offering-related expenses	—	259	—	3,050
Net losses on sales of defective revenue equipment out of the normal replacement cycle	—	22	—	718
Impairment on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	190
Expenses related to the Business Combination and related transactions	—	344	2,034	344
Tractor operating lease charges	4,448	3,610	12,366	9,324
Adjusted EBITDAR	$31,425	$28,590	$81,181	$82,227
Less tractor operating lease charges	(4,448)	(3,610)	(12,366)	(9,324)
Adjusted EBITDA	$26,977	$24,980	$68,815	$72,903
Net capital expenditures	(14,930)	(10,549)	(23,922)	(31,236)
Free cash flow	$12,047	$14,431	$44,893	$41,667

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Flatbed

(Unaudited, In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2017	2016	2017	2016

Total revenue(1)	$85,592	$78,975	$253,794	$237,169
Fuel surcharge	8,400	7,284	25,145	19,832
Operating revenue, net of fuel surcharge	$77,192	$71,691	$228,649	$217,337

Total operating expenses	$80,837	$75,181	$238,839	$223,128
Fuel surcharge	8,400	7,284	25,145	19,832
Net impact of step-up in basis of acquired assets	227	596	888	2,835
Adjusted operating expenses	$72,210	$67,301	$212,806	$200,461

Operating ratio	94.4%	95.2%	94.1%	94.1%
Adjusted operating ratio	93.5%	93.9%	93.1%	92.2%

(1)Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Specialized

(Unaudited, In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2017	2016	2017	2016

Total revenue(1)	$147,631	$96,534	$340,289	$267,651
Fuel surcharge	9,756	5,588	23,620	15,024
Operating revenue, net of fuel surcharge	$137,875	$90,946	$316,669	$252,627

Total operating expenses	$140,472	$90,795	$327,533	$252,962
Fuel surcharge	9,756	5,588	23,620	15,024
Impairment	—	1,195	—	1,195
Net impact of step-up in basis of acquired assets	3,033	1,040	6,200	3,076
Adjusted operating expenses	$127,683	$82,972	$297,713	$233,667

Operating ratio	95.2%	94.1%	96.3%	94.5%
Adjusted operating ratio	92.6%	91.2%	94.0%	92.5%

(1)Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Investor Relations Contact:
Geralyn DeBusk, 972-458-8000
Daseke@HalliburtonIR.com

Source: Daseke, Inc.